Exhibit 99.1

Silvercrest Asset Management Group Inc. Reports Q4 and

Year-end 2016 Results

New York, NY – March 9, 2017 - Silvercrest Asset Management Group Inc. (NASDAQ: SAMG) (the "Company" or "Silvercrest") today reported the results of its operations for the quarter and year ended December 31, 2016.

Business Update

Silvercrest continued its history of delivering organic growth in both its core family wealth business and institutional business during the fourth quarter ended December 31, 2016. Silvercrest added approximately $100 million in newly committed client accounts and assets. We remain proud of Silvercrest's ability to maintain its history of organic growth.

Strong investment performance during the fourth quarter contributed additional growth of approximately $500 million in discretionary assets. Combined with Silvercrest's organic growth, during the fourth quarter, discretionary assets increased approximately $600 million to $13.8 billion as of December 31, 2016, a 14% increase in discretionary assets under management for the calendar year 2016. The firm has continued its growth while maintaining its fee basis for assets under management and margins, and investing in the business for future growth.

Importantly, Silvercrest's proprietary value equity strategies continued their strong performance with outstanding results for 2016. Each of the firm's six primary equity strategies have outperformed their relevant benchmarks for nearly all measured periods, as well as since inception. We are enormously proud of this achievement during a time when many active managers have struggled on a relative basis.

We believe Silvercrest's growth, culture and premier brand in the fast-growing RIA business, makes it a desirable business partner. We remain optimistic about complementing our organic growth with accretive acquisitions to add professional talent and broaden our high net worth network of clients.

Fourth Quarter 2016 Highlights

•	Total Assets Under Management (“AUM”) of $18.6 billion, inclusive of discretionary AUM of $13.8 billion and non-discretionary AUM of $4.8 billion at December 31, 2016.
•	Revenue of $21.2 million.
•	U.S. Generally Accepted Accounting Principles (“GAAP”) consolidated net income and net income attributable to Silvercrest of $2.5 million and $1.3 million, respectively.
•	Basic and diluted net income per share of $0.15.
•	Adjusted Earnings Before Interest, Taxes, Depreciation and Amortization (“EBITDA”)[1] of $5.9 million.
•	Adjusted net income[1] of $2.6 million.
•	Adjusted basic and diluted earnings per share[1], [2] of $0.20 and $0.19, respectively.

SILVERCREST ASSET MANAGEMENT GROUP INC.

1330 AVENUE OF THE AMERICAS, NEW YORK, NEW YORK 10019 • (212) 649-0600

WWW.SILVERCRESTGROUP.COM

The table below presents a comparison of certain GAAP and non-GAAP ("adjusted") financial measures and AUM.

	For the Three Months Ended December 31,		For the Year Ended December 31,
(in thousands except per share amounts or as indicated)	2016	2015	2016	2015
Revenue	$21,192	$19,211	$80,262	$75,138
Income before other income (expense), net	$3,326	$3,947	$14,636	$16,957
Net income	$2,487	$2,165	$9,982	$11,085
Net income attributable to Silvercrest	$1,286	$874	$5,015	$5,324
Net income per basic and diluted share	$0.15	$0.11	$0.62	$0.68
Adjusted EBITDA[1]	$5,889	$5,770	$22,453	$21,858
Adjusted EBITDA margin[1]	27.8%	30.0%	28.0%	29.1%
Adjusted net income[1]	$2,632	$2,537	$9,836	$10,672
Adjusted basic earnings per share[1], [2]	$0.20	$0.20	$0.76	$0.84
Adjusted diluted earnings per share[1], 2	$0.19	$0.19	$0.72	$0.78
Assets under management at period end (billions)	$18.6	$18.1	$18.6	$18.1
Average assets under management (billions)[3]	$18.3	$17.9	$18.4	$18.0
Discretionary assets under management (billions)	$13.8	$12.1	$13.8	$12.1

AUM Increased to $18.6 billion

Silvercrest’s discretionary assets under management increased by $1.7 billion, or 14.1%, to $13.8 billion at December 31, 2016 from $12.1 billion at December 31, 2015.  The increase was attributable to market appreciation of $1.3 billion and net client inflows of $0.4 billion.  Silvercrest’s AUM increased by $0.5 billion, or 2.8%, to $18.6 billion at December 31, 2016 from $18.1 billion at December 31, 2015.  The increase was attributable to market appreciation of $1.0 billion, partially offset by net client outflows of $0.5 billion.

Silvercrest’s discretionary assets under management increased by $0.5 billion, or 4.3%, to $12.1 billion at December 31, 2015 from $11.6 billion at December 31, 2014.  The increase was attributable to net client inflows of $0.9 billion, partially offset by market depreciation of $0.4 billion.  Silvercrest’s AUM increased by $0.2 billion, or 1.1%, to $18.1 billion at December 31, 2015 from $17.9 billion at December 31, 2014.  The increase was attributable to net client inflows of $0.9 billion, which include $0.7 billion of AUM related to our acquisition of Jamison, Eaton & Wood, Inc. (“the Jamison Acquisition”) on June 30, 2015, partially offset by $0.7 billion in market depreciation.

Fourth Quarter 2016 vs. Fourth Quarter 2015

Revenue increased by $2.0 million, or 10.3%, to $21.2 million for the three months ended December 31, 2016, from $19.2 million for the three months ended December 31, 2015. This increase was driven primarily by growth in our management and advisory fees as a result of increased AUM.

Total expenses increased by $2.6 million, or 17.0%, to $17.9 million for the three months ended December 31, 2016 from $15.3 million for the three months ended December 31, 2015. Compensation and benefits expense increased by $2.5 million, or 22.5%, to $13.6 million for the three months ended December 31, 2016 from $11.1 million for the three months ended December 31, 2015. The increase was primarily attributable to an increase in the accrual for bonuses of $2.2 million and an increase in salary expense of $0.3 million as a result of both merit-based increases and increased headcount. General and administrative expenses increased by $0.1 million, or 2.4%, to $4.2 million for the three months ended December 31, 2016 from $4.1 million for the three months ended December 31, 2015. This increase was primarily due to an increase in occupancy and related costs of $0.1 million, an increase to our accounts receivable reserve of $0.3 million in conjunction with increased revenue levels, a change in the fair value of estimated earnout payments of $0.3 million and an increase in travel and entertainment expenses of $0.1 million, partially offset by a decrease in professional fees of $0.2 million and a decrease in sub-advisory fees of $0.4 million.

Consolidated net income was $2.5 million or 11.7% of revenue for the three months ended December 31, 2016 as compared to $2.2 million or 11.3% of revenue for the same period in the prior year.  Net income attributable to Silvercrest was $1.3 million, or $0.15 per basic and diluted share for the three months ended December 31, 2016.   Our Adjusted Net Income1 was $2.6 million, or $0.20 per adjusted basic share and $0.19 per adjusted diluted share2 for the three months ended December 31, 2016.

Adjusted EBITDA1 was $5.9 million or 27.8% of revenue for the three months ended December 31, 2016 as compared to $5.8 million or 30.0% of revenue for the same period in the prior year.

Year Ended December 31, 2016 vs. Year Ended December 31, 2015

Revenue increased by $5.1 million, or 6.8%, to $80.3 million for year ended December 31, 2016, from $75.1 million for year ended December 31, 2015. This increase was driven primarily by growth in our management and advisory fees as a result of increased assets under management mainly as a result of the Jamison Acquisition, and, to a lesser extent, by growth in our family office services fees, mainly as a result of the Cappiccille Acquisition.  Revenue related to the Jamison Acquisition for the year ended December 31, 2016 was $4.9 million and for the six months ended December 31, 2015 was $2.6 million.  Revenue related to the acquisition of Cappiccille & Company, LLC for the year ended December 31, 2016 was $0.6 million.

Total expenses increased by $7.4 million, or 12.8%, to $65.6 million for the year ended December 31, 2016 from $58.2 million for the year ended December 31, 2015. This increase was primarily attributable to increases in compensation and benefits expense of $6.1 million and an increase in general and administrative expenses of $1.3 million.  The increase in compensation and benefits expense was primarily attributable to an increase in the accrual for bonuses of $2.5 million, an increase in benefits costs of $0.2 million, an increase in equity-based compensation of $1.7 million due to the granting of restricted stock units in August 2015 and May 2016 and an increase in salaries expense of $1.7 million primarily as a result of both merit-based increases and increased headcount due to the Jamison and Cappiccille acquisitions.  The increase in general and administrative expenses was primarily due to an increase in investment research costs of $0.2 million, mainly as a result of the Jamison Acquisition, an increase in occupancy and related costs of $0.1 million, an increase in client reimbursements of $0.1 million, an increase in business taxes of $0.1 million, an increase to our accounts receivable reserve of $0.3 million in conjunction with increased revenue levels, an increase in the fair value of earnout payments related to the acquisitions of Milbank Winthrop & Co. and Jamison of $0.4 million and an increase in depreciation and amortization of $0.3 million due primarily to intangibles acquired as part of the Jamison Acquisition.  This was partially offset by a decrease in professional fees of $0.2 million.

Consolidated net income was $10.0 million or 12.4% of revenue for the year ended December 31, 2016 as compared to $10.7 million or 12.4% of revenue for the same period in the prior year.  Net income attributable to Silvercrest was $5.0 million, or $0.62 per basic and diluted share for the year ended December 31, 2016.

Silvercrest’s Adjusted Net Income1 was $9.8 million, or $0.76 and $0.72 per adjusted basic and diluted share2, respectively, for the year ended December 31, 2016.

Adjusted EBITDA1 was $22.5 million or 28.0% of revenue for the year ended December 31, 2016 as compared to $21.9 million or 29.1% of revenue for the same period in the prior year.

[1]	Adjusted measures are non-GAAP measures and are explained and reconciled to the comparable GAAP measures in Exhibits 3 and 4.
[2]

Adjusted basic and diluted earnings per share measures for the year ended December 31, 2016 are based on the number of shares of Class A common stock and Class B common stock outstanding as of December 31, 2016.  Adjusted diluted earnings per share are further based on the addition of unvested deferred equity units, restricted stock units, and performance units to the extent dilutive at the end of the reporting period.

[3]	We have computed average AUM by averaging AUM at the beginning of the applicable period and AUM at the end of the applicable period.

Liquidity and Capital Resources

Cash and cash equivalents were $37.5 million at December 31, 2016, compared to $31.6 million at December 31, 2015. Silvercrest L.P. had notes payable of $2.5 million at December 31, 2016 and $4.5 million at December 31, 2015.  As of December 31, 2016, there was nothing outstanding on our revolving credit facility with City National Bank.

Total Silvercrest Asset Management Group Inc.’s equity was $47.3 million at December 31, 2016.  We had 8,074,197 million shares of Class A common stock outstanding and 4,866,303 million shares of Class B common stock outstanding at December 31, 2016.

Non-GAAP Financial Measures

To provide investors with additional insight, promote transparency and allow for a more comprehensive understanding of the information used by management in its financial and operational decision-making, we supplement our consolidated financial statements presented on a basis consistent with GAAP with Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, and Adjusted Earnings Per Share which are non-GAAP financial measures of earnings.  These adjustments, and the non-GAAP financial measures that are derived from them, provide supplemental information to analyze our operations between periods and over time. Investors should consider our non-GAAP financial measures in addition to, and not as a substitute for, financial measures prepared in accordance with GAAP.

•	EBITDA represents net income before provision for income taxes, interest income, interest expense, depreciation and amortization.
•

We define Adjusted EBITDA as EBITDA without giving effect to the Delaware franchise tax, professional fees associated with acquisitions or financing transactions, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings of the Company, taking into account earnings attributable to both Class A and Class B shareholders.

•

Adjusted EBITDA Margin is calculated by dividing Adjusted EBITDA by total revenue.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted EBITDA Margin, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring profitability of the Company, taking into account profitability attributable to both Class A and Class B shareholders.

•

Adjusted Net Income represents recurring net income without giving effect to professional fees associated with acquisitions or financing transactions, losses on forgiveness of notes receivable from our principals, gains on extinguishment of debt or other obligations related to acquisitions, impairment charges and losses on disposals or abandonment of assets and leaseholds, client reimbursements and fund redemption costs, severance and other similar expenses, but including partner incentive allocations, prior to our initial public offering, as an expense. Furthermore, Adjusted Net Income includes income tax expense assuming a blended corporate rate of 40%.  We feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Net Income, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring income of the Company, taking into account income attributable to both Class A and Class B shareholders.

•

Adjusted Earnings Per Share represents Adjusted Net Income divided by the actual Class A and Class B shares outstanding as of the end of the reporting period for basic Adjusted Earnings Per Share, and to the extent dilutive, we add unvested deferred equity units, restricted stock units and performance units to the total shares outstanding to compute diluted Adjusted Earnings Per Share. As a result of our structure, which includes a non-controlling interest, we feel that it is important to management and investors to supplement our consolidated financial statements presented on a GAAP basis with Adjusted Earnings Per Share, a non-GAAP financial measure of earnings, as this measure provides a perspective of recurring earnings per share of the Company as a whole as opposed to being limited to our Class A common stock.

Conference Call

The Company will host a conference call on March 10, 2017, at 8:30 am (Eastern Time) to discuss these results. Hosting the call will be Richard R. Hough III, Chief Executive Officer and President and Scott A. Gerard, Chief Financial Officer. Listeners may access the call by dialing 1-866-394-9665 or for international listeners the call may be accessed by dialing 1-253-237-1128.  An archived replay of the call will be available after the completion of the live call on the Investor Relations page of the Silvercrest website at http://ir.silvercrestgroup.com/.

Forward-Looking Statements and Other Disclosures

This report contains, and from time to time our management may make, forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. In some cases, you can identify these statements by forward-looking words such as “may”, “might”, “will”, “should”, “expects”, “intends”, “plans”, “anticipates”, “believes”, “estimates”, “predicts”, “potential” or “continue”, the negative of these terms and other comparable terminology. These forward-looking statements, which are subject to risks, uncertainties and assumptions, may include projections of our future financial performance, future expenses, anticipated growth strategies, descriptions of new business initiatives and anticipated trends in our business or financial results. These statements are only predictions based on our current expectations and projections about future events. Important factors that could cause actual results, level of activity, performance or achievements to differ materially from those indicated by such forward-looking statements include but are not limited to: incurrence of net losses, fluctuations in quarterly and annual results, adverse economic or market conditions, our expectations with respect to future levels of assets under management, inflows and outflows, our ability to retain clients from whom we derive a substantial portion of our assets under management, our ability to maintain our fee structure, our particular choices with regard to investment strategies employed, our ability to hire and retain qualified investment professionals, the cost of complying with current and future regulation, coupled with the cost of defending ourselves from related investigations or litigation, failure of our operational safeguards against breaches in data security, privacy, conflicts of interest or employee misconduct, our expected tax rate, and our expectations with respect to deferred tax assets,  adverse economic or market conditions, incurrence of net losses, adverse effects of management focusing on implementation of a growth strategy, failure to develop and maintain the Silvercrest brand and other factors disclosed under “Risk Factors” in our annual report on Form 10-K for the year ended December 31, 2015 which is accessible on the SEC’s website at www.sec.gov.  We undertake no obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise, except as required by law.

About Silvercrest

Silvercrest was founded in April 2002 as an independent, employee-owned registered investment adviser. With offices in New York, Boston, Virginia and New Jersey, Silvercrest provides traditional and alternative investment advisory and family office services to wealthy families and select institutional investors.

Silvercrest Asset Management Group Inc.

Contact: Richard Hough

212-649-0601

rhough@silvercrestgroup.com

Exhibit 1

Silvercrest Asset Management Group Inc.

Consolidated Statements of Operations

(in thousands, except share and per share amounts or as noted)

	For the year ended December 31,
	2016	2015	2014
	(Unaudited)
Revenue
Management and advisory fees	$76,185	$71,759	$65,026
Performance fees and allocations	322	11	221
Family office services	3,755	3,368	4,225
Total revenue	80,262	75,138	69,472
Expenses
Compensation and benefits	49,009	42,856	40,290
General and administrative	16,617	15,325	13,860
Total expenses	65,626	58,181	54,150
Income before other income (expense), net	14,636	16,957	15,322
Other income (expense), net
Other income (expense), net	(105)	1,268	876
Interest income	61	72	69
Interest expense	(228)	(261)	(381)
Equity income from investments	304	18	1,208
Total other income (expense), net	32	1,097	1,772
Income before provision for income taxes	14,668	18,054	17,094
Provision for income taxes	(4,686)	(6,969)	(6,386)
Net income	9,982	11,085	10,708
Less: net income attributable to non-controlling interests	(4,967)	(5,761)	(5,933)
Net income attributable to Silvercrest	$5,015	$5,324	$4,775
Net income per share:
Basic	$0.62	$0.68	$0.63
Diluted	$0.62	$0.68	$0.63
Weighted average shares outstanding:
Basic	8,031,161	7,855,038	7,600,739
Diluted	8,038,177	7,855,038	7,600,739

Exhibit 2

Silvercrest Asset Management Group Inc.

Consolidated Statements of Operations

(Unaudited and in thousands, except share and per share amounts or as noted)

	For the three months ended December 31,
	2016	2015
Revenue
Management and advisory fees	$19,991	$18,267
Performance fees and allocations	322	11
Family office services	879	933
Total revenue	21,192	19,211
Expenses
Compensation and benefits	13,619	11,116
General and administrative	4,247	4,148
Total expenses	17,866	15,264
Income before other income (expense), net	3,326	3,947
Other income (expense), net
Other income (expense), net	(6)	255
Interest income	14	18
Interest expense	(54)	(70)
Equity income from investments	304	18
Total other income (expense), net	258	221
Income before provision for income taxes	3,584	4,168
Provision for income taxes	(1,097)	(2,003)
Net income	2,487	2,165
Less: net income attributable to non-controlling interests	(1,201)	(1,291)
Net income attributable to Silvercrest	$1,286	$874
Net income per share:
Basic	$0.15	$0.11
Diluted	$0.15	$0.11
Weighted average shares outstanding:
Basic	8,062,041	7,948,273
Diluted	8,072,623	7,948,273

Exhibit 3

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”) Adjusted EBITDA Measure

(Unaudited and in thousands, except share and per share amounts or as noted)

Adjusted EBITDA	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Reconciliation of non-GAAP financial measure:
Net income	$2,487	$2,165	$9,982	$11,085
Provision for income taxes	1,097	2,003	4,686	6,969
Delaware Franchise Tax	47	45	182	190
Interest expense	54	70	228	261
Interest income	(14)	(18)	(61)	(72)
Depreciation and amortization	652	682	2,664	2,359
Equity-based compensation	811	808	3,228	1,524
Other adjustments (A)	755	15	1,544	(458)
Adjusted EBITDA	$5,889	$5,770	$22,453	$21,858
Adjusted EBITDA Margin	27.8%	30.0%	28.0%	29.1%
(A)	Other adjustments consist of the following:

Client Reimbursement	$-	$46	$-	$46
Acquisition costs (a)	-	159	22	281
Severance	(6)	-	-	48
Non-acquisition expansion costs (b)	84	71	310	361
Other (c)	677	(261)	1,212	(1,194)
Total other adjustments	$755	$15	$1,544	$(458)
(a)

For the three and twelve months ended December 31, 2016, respectively, represents legal fees of $0 and $12 related to the Cappiccille acquisition and professional fees of $0 and $10 related to the Jamison Acquisition.  For the three and twelve months ended December 31, 2015, respectively, primarily represents legal fees of $3 and $105 and other professional fees of $144 and $164 associated with the Jamison acquisition.

(b)

For the three and twelve months ended December 31, 2016, respectively, represents $84 and $310 of accrued earnout related to our Richmond, VA office expansion.  For the three and twelve months ended December 31, 2015, respectively, represents $71 and $292 of accrued earnout and $0 and $69 of professional fees related to our Richmond, VA office expansion.

(c)

For the three and twelve months ended December 31, 2016, respectively, represents a sign on bonus of $102 and $364 paid to a new employee, compensatory incentive fees of $322 and $322 paid to a former Marathon Capital Group, LLC principal, costs associated with the upgrade of our telephone system of $24 and $82, software implementation costs of $0 and $13, professional fees related to a mock compliance audit of $0 and $78, professional fees related to a mock Sarbanes 404 audit of $43 and $43, a fair value adjustment to the Milbank contingent purchase price consideration of $80 and $80, a fair value adjustment to the Jamison contingent purchase price consideration of $79 and $79 and a true-up adjustment to our tax receivable agreement of $30 and $152.  This was partially offset by a fair value adjustment to the Cappiccille contingent purchase price consideration of ($7) and ($7).  For the three and twelve months ended December 31, 2015, respectively, represents professional fees of $0 and $57 related to the initial award agreements of restricted stock unit grants, relocation expenses for a specific partner of $28 and $28, software implementation costs of $40 and $40, professional fees of $49 and $49 related to a telecom project and compensatory incentive fees of $11 and $11 paid to a former Marathon Capital Group, LLC principal.  This was offset by a fair value adjustment to the Milbank contingent purchase price consideration of ($82) and ($82), a fair value adjustment to the Jamison contingent purchase price consideration of ($87) and ($87) and a true-up adjustment to our tax receivable agreement of ($219) and ($1,209). The adjustment in fair value of the tax receivable agreement is the result in a reduction in future effective corporate tax rate in New York City as a result of a law change. The reduction in the future effective corporate tax rate will result in less tax benefits being recognized by the Company from future amortization reducing its liability pursuant to the tax receivable agreement.

Exhibit 4

Silvercrest Asset Management Group Inc.

Reconciliation of GAAP to non-GAAP (“Adjusted”)
Adjusted Net Income and Adjusted Earnings Per Share Measures
(Unaudited and in thousands, except per share amounts or as noted)

Adjusted Net Income and Adjusted Earnings Per Share	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Reconciliation of non-GAAP financial measure:
Consolidated net income	$2,487	$2,165	$9,982	$11,085
Consolidated GAAP provision for income taxes	1,097	2,003	4,686	6,969
Delaware Franchise Tax	47	45	182	190
Other adjustments (See A in Exhibit 3)	755	15	1,544	(458)
Adjusted income before provision for income taxes	$4,386	$4,228	$16,394	$17,786
Adjusted provision for income taxes:
Adjusted provision for income taxes (40% assumed tax rate)	(1,754)	(1,691)	(6,558)	(7,114)
Adjusted net income	$2,632	$2,537	$9,836	$10,672
GAAP net income per share (B):
Basic and diluted	$0.15	$0.11	$0.62	$0.68
Adjusted earnings per share/unit (B):
Basic	$0.20	$0.20	$0.76	$0.84
Diluted	$0.19	$0.19	$0.72	$0.78
Shares/units outstanding:
Basic Class A shares outstanding	8,074	7,990	8,074	7,990
Basic Class B shares/units outstanding	4,866	4,695	4,866	4,695
Total basic shares/units outstanding	12,940	12,685	12,940	12,685
Diluted Class A shares outstanding (C)	8,085	7,990	8,085	7,990
Diluted Class B shares/units outstanding (D)	5,595	5,666	5,595	5,666
Total diluted shares/units outstanding	13,680	13,656	13,680	13,656

(B)	GAAP earnings per share is strictly attributable to Class A shareholders. Adjusted earnings per share takes into account earnings attributable to both Class A and Class B shareholders.
(C)	Includes 10,582 unvested restricted stock units as of December 31, 2016.
(D)	Includes 728,674 unvested restricted stock units as of December 31, 2016. Includes 4,911 unvested deferred equity units and 966,510 unvested restricted stock units at December 31, 2015.

Exhibit 5

Silvercrest Asset Management Group Inc.

Consolidated Statements of

Financial Condition
(in thousands)

	December 31, 2016	December 31, 2015
	(Unaudited)
Assets
Cash and cash equivalents	$37,517	$31,562
Restricted certificates of deposit and escrow	-	587
Investments	335	32
Receivables, net	6,270	4,502
Due from Silvercrest Funds	2,876	4,330
Furniture, equipment and leasehold improvements, net	2,411	2,425
Goodwill	25,168	24,682
Intangible assets, net	13,404	15,331
Deferred tax asset – tax receivable agreement	20,221	21,498
Prepaid expenses and other assets	4,079	3,262
Total assets	$112,281	$108,211
Liabilities and Equity
Accounts payable and accrued expenses	$4,485	$4,031
Accrued compensation	23,797	21,786
Notes payable	2,486	4,514
Deferred rent	436	852
Deferred tax and other liabilities	14,993	15,391
Total liabilities	46,197	46,574
Commitments and Contingencies
Equity
Preferred Stock, par value $0.01,
10,000,000 shares authorized; none issued and outstanding	-	-
Class A Common Stock, par value $0.01,
50,000,000 shares authorized; 8,074,197 and 7,989,749 issued and outstanding as of December 31, 2016 and 2015, respectively	81	80
Class B Common Stock, par value $0.01,
25,000,000 shares authorized; 4,866,303 and 4,695,014 issued and outstanding as of December 31, 2016 and 2015, respectively	48	46
Additional Paid-In Capital	41,260	40,951
Retained earnings	5,916	4,758
Total Silvercrest Asset Management Group Inc.’s equity	47,305	45,835
Non-controlling interests	18,779	15,802
Total equity	66,084	61,637
Total liabilities and equity	$112,281	$108,211

Exhibit 6

Silvercrest Asset Management Group Inc.

Total Assets Under Management

(Unaudited and in billions)

Total Assets Under Management:

	Three Months Ended December 31,		% Change From December 31,
	2016	2015	2015
Beginning assets under management	$17.9	$17.6	1.7%
Gross client inflows	1.4	0.9	66.7%
Gross client outflows	(1.3)	(0.9)	44.4%
Market appreciation	0.6	0.5	0.0%
Ending assets under management	$18.6	$18.1	2.8%

	Year Ended December 31,		% Change From December 31,
	2016	2015	2015
Beginning assets under management	$18.1	$17.9	1.1%
Gross client inflows	4.9	4.6	6.5%
Gross client outflows	(5.4)	(3.7)	46.0%
Market appreciation (depreciation)	1.0	(0.7)	242.9%
Ending assets under management	$18.6	$18.1	2.8%

Exhibit 7

Silvercrest Asset Management Group Inc.

Discretionary Assets Under Management

(Unaudited and in billions)

Discretionary Assets Under Management:

	Three Months Ended December 31,		% Change From December 31,
	2016	2015	2015
Beginning assets under management	$13.2	$11.8	11.9%
Gross client inflows	1.3	0.8	75.0%
Gross client outflows	(1.2)	(0.8)	50.0%
Market appreciation	0.5	0.3	33.3%
Ending assets under management	$13.8	$12.1	14.1%

	Year Ended December 31,		% Change From December 31,
	2016	2015	2015
Beginning assets under management	$12.1	$11.6	4.3%
Gross client inflows	4.6	4.3	7.0%
Gross client outflows	(4.2)	(3.4)	23.5%
Market appreciation (depreciation)	1.3	(0.4)	425.0%
Ending assets under management	$13.8	$12.1	14.1%

Exhibit 8

Silvercrest Asset Management Group Inc.

Non-Discretionary Assets Under Management

(Unaudited and in billions)

Non-Discretionary Assets Under Management:

	Three Months Ended December 31,		% Change From December 31,
	2016	2015	2015
Beginning assets under management	$4.7	$5.8	-19.0%
Gross client inflows	0.1	0.1	0.0%
Gross client outflows	(0.1)	(0.1)	0.0%
Market appreciation	0.1	0.3	-66.7%
Ending assets under management	$4.8	$6.0	-20.0%

	Year Ended December 31,		% Change From December 31,
	2016	2015	2015
Beginning assets under management	$6.0	$6.3	-4.8%
Gross client inflows	0.3	0.3	0.0%
Gross client outflows	(1.2)	(0.3)	-300.0%
Market (depreciation)	(0.3)	(0.2)	-50.0%
Ending assets under management	$4.8	$6.0	-20.0%

Exhibit 9

Silvercrest Asset Management Group Inc.

Assets Under Management

(Unaudited and in billions)

	Three Months Ended December 31,
	2016	2015
Total AUM as of September 30,	$17.894	$17.621
Discretionary AUM:
Total Discretionary AUM as of September 30,	13.222	11.795
New client accounts/assets	0.134	0.087	(1)
Closed accounts	(0.007)	(0.120)	(2)
Net cash inflow/(outflow)	(0.028)	(0.015)	(3)
Non-discretionary to discretionary AUM	0.000	0.000	(4)
Market appreciation	0.480	0.330
Change to Discretionary AUM	0.579	0.282
Total Discretionary AUM as of December 31,	13.800	12.077
Change to Non-Discretionary AUM	0.128	0.243	(5)
Total AUM as of December 31,	$18.601	$18.146

	Year Ended December 31,
	2016	2015
Total AUM as of January 1,	$18.147	$17.893
Discretionary AUM:
Total Discretionary AUM as of January 1,	12.077	11.584
New client accounts/assets	0.648	1.330	(1)
Closed accounts	(0.152)	(0.223)	(2)
Net cash inflow/(outflow)	(0.173)	(0.245)	(3)
Non-discretionary to discretionary AUM	0.001	0.005	(4)
Market appreciation (depreciation)	1.399	(0.374)
Change to Discretionary AUM	1.723	0.493
Total Discretionary AUM as of December 31,	13.800	12.077
Change to Non-Discretionary AUM	(1.269)	(0.241)	(5)
Total AUM as of December 31,	$18.601	$18.146

(1)	Represents new account flows from both new and existing client relationships
(2)	Represents closed accounts of existing client relationships and those that terminated
(3)	Represents periodic cash flows related to existing accounts
(4)	Represents client assets that converted to Discretionary AUM from Non-Discretionary AUM
(5)	Represents the net change to Non-Discretionary AUM

Exhibit 10

Silvercrest Asset Management Group Inc.

Equity Investment Strategy Composite Performance1, 2

As of December 31, 2016

(Unaudited)

PROPRIETARY EQUITY PERFORMANCE	ANNUALIZED PERFORMANCE
AS OF 12/31/16	INCEPTION	1-YEAR	3-YEAR	5-YEAR	7-YEAR	INCEPTION
Large Cap Value Composite	4/1/02	14.7	8.6	14.4	12.3	8.3
Russell 1000 Value Index		17.3	8.6	14.8	12.7	7.3
Small Cap Value Composite	4/1/02	30.2	10.5	16.8	15.7	11.7
Russell 2000 Value Index		31.7	8.3	15.1	13.1	8.7
Smid Cap Value Composite	10/1/05	29.4	11.4	16.6	14.6	10.5
Russell 2500 Value Index		25.2	8.2	15.0	13.5	8.0
Multi Cap Value Composite	7/1/02	19.0	10.0	15.8	14.0	9.6
Russell 3000 Value Index		18.4	8.6	14.8	12.8	8.1
Equity Income Composite	12/1/03	22.9	10.9	16.1	14.5	11.9
Russell 3000 Value Index		18.4	8.6	14.8	12.8	8.3
Focused Value Composite	9/1/04	21.2	11.0	16.2	13.5	11.1
Russell 3000 Value Index		18.4	8.6	14.8	12.8	8.0

[1]

Returns are based upon a time weighted rate of return of various fully discretionary equity portfolios with similar investment objectives, strategies and policies and other relevant criteria managed by Silvercrest Asset Management Group LLC (“SAMG LLC”), a subsidiary of Silvercrest. Performance results are gross of fees and net of commission charges. An investor’s actual return will be reduced by the advisory fees and any other expenses it may incur in the management of the investment advisory account. SAMG LLC’s standard advisory fees are described in Part 2 of its Form ADV. Actual fees and expenses will vary depending on a variety of factors, including the size of a particular account. Returns greater than one year are shown as annualized compounded returns and include gains and accrued income and reinvestment of distributions. Past performance is no guarantee of future results. This piece contains no recommendations to buy or sell securities or a solicitation of an offer to buy or sell securities or investment services or adopt any investment position. This piece is not intended to constitute investment advice and is based upon conditions in place during the period noted. Market and economic views are subject to change without notice and may be untimely when presented here. Readers are advised not to infer or assume that any securities, sectors or markets described were or will be profitable. SAMG LLC is an independent investment advisory and financial services firm created to meet the investment and administrative needs of individuals with substantial assets and select institutional investors. SAMG LLC claims compliance with the Global Investment Performance Standards (GIPS®).

[2]	The market indices used to compare to the performance of Silvercrest’s strategies are as follows:

The Russell 1000 Index is a capitalization-weighted, unmanaged index that measures the 1000 smallest companies in the Russell 3000. The Russell 1000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 1000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2000 Index is a capitalization-weighted, unmanaged index that measures the 2000 smallest companies in the Russell 3000. The Russell 2000 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 2500 Index is a capitalization-weighted, unmanaged index that measures the 2500 smallest companies in the Russell 3000. The Russell 2500 Value Index is a capitalization-weighted, unmanaged index that includes those Russell 2000 Index companies with lower price-to-book ratios and lower expected growth values.

The Russell 3000 Value Index is a capitalization-weighted, unmanaged index that measures those Russell 3000 Index companies with lower price-to-book ratios and lower forecasted growth.